June 29, 2007

Atlantic Express Transportation Corp.

7 North Street

Staten Island, New York 10302-1205

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

In connection with the registration by Atlantic Express Transportation Corp., a New York corporation (the “Company”), of (i) $185,000,000 in aggregate principal amount of the Company’s Senior Secured Floating Rate Notes due 2012 (the “Exchange Notes”), and (ii) the guarantees of the Exchange Notes (the “Guarantees”) by each of the entities listed on Schedule A hereto (each a “New Jersey Guarantor” and, collectively, the “New Jersey Guarantors”), under the Securities Act of 1933, as amended (the “Act”), on a registration statement on Form S-4 (as amended, the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

It is our understanding that the Exchange Notes will be issued pursuant to an indenture, dated as of May 15, 2007 (the “Indenture”), by and among the Company, the Guarantors named therein and The Bank of New York, as trustee (the “Trustee”). It is our further understanding that the Exchange Notes will be issued in exchange for the Company’s outstanding Senior Secured Floating Rate Notes due 2012 (together, the “Outstanding Notes”). Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

In rendering this opinion, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements, representations and certificates of officers and other representatives of the Company, the New Jersey Guarantors and others. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary. We also have examined, along with other documents, the following:

(a)	the Indenture;
(b)	the Form of Guarantee attached as an exhibit to the Indenture; and

Atlantic Express Transportation Corp.

June 29, 2007

(c)

the Certificate of Incorporation and Bylaws, as amended to date, of each of the New Jersey Guarantors, and certain resolutions of the Boards of Directors of the New Jersey Guarantors and of the Company.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New Jersey, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. In that regard, we note that the Indenture and the Guarantees state they are to be governed by New York law. In addition, our opinions and confirmations herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to registered exchange offers for senior secured notes sold in a private placement and their associated guarantees, provided that no opinion or confirmation is expressed herein with respect to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, margin regulations, pension or employee benefit laws, compliance with fiduciary duty requirements, usury laws, or other laws excluded by customary practice. We express no opinion as to any state or federal laws or regulations applicable to the subject transaction because of the nature or extent of the business of any person.

Subject to the foregoing and the other matters set forth herein, it is our opinion that the Guarantees of each New Jersey Guarantor has been duly authorized by all necessary corporate action of each respective New Jersey Guarantor, and upon due execution, authentication and delivery of the Exchange Notes against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, each of the Guarantees will be the legally valid and binding obligation of each of the New Jersey Guarantors, enforceable against each of the New Jersey Guarantors in accordance with its terms.

The opinions rendered herein relating to the enforceability of the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors, (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought, (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for indemnification of or contribution to a party with respect to a liability where such indemnification of or contribution to a party with respect to a liability where such

Atlantic Express Transportation Corp.

June 29, 2007

indemnification or contribution is contrary to public policy and (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 11.14 of the Indenture.

We have not been requested to express, and with your knowledge and consent, do not render, any opinion as to the applicability to the obligations of the New Jersey Guarantors under the Indenture or the Guarantees of Section 548 of the United States Bankruptcy Code or applicable state law relating to fraudulent transfers and obligations.

To the extent that the obligations of the New Jersey Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that each of the parties to the Indenture, other than the New Jersey Guarantors, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by each of the parties to the Indenture other than the New Jersey Guarantors and the Indenture constitutes the legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that each of the parties to the Indenture other than the New Jersey Guarantors has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

This opinion is for your benefit in connection with the Registration Statement and may be relied on by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of the Securities.”

Very truly yours, /s/ Silverman Sclar Shin & Byrne PLLC

Atlantic Express Transportation Corp.

June 29, 2007

SCHEDULE A

New Jersey Guarantors

Atlantic Express Coachways, Inc.

Atlantic Express of New Jersey, Inc.

Jersey Business Land Co., Inc.

Winsale, Inc.